Exhibit 5.1

Portland General Electric Company 121 SW Salmon Street • Portland, OR 97204 portlandgeneral.com

October 28, 2022

Portland General Electric Company
121 S.W. Salmon Street
Portland, Oregon 97204

Re: Portland General Electric Company Registration Statement on Form S-3

To the Board of Directors:

I am General Counsel of Portland General Electric Company, an Oregon corporation (the "Company"), and in such capacity have acted as counsel to the Company in connection with the issuance of up to 11,615,000 shares of Common Stock of the Company, without par value (including shares that may be issued upon exercise of an option granted to the underwriters to purchase up to 1,515,000 common shares) (collectively, the "Shares"), pursuant to an Underwriting Agreement, dated as of October 25, 2022 (the "Underwriting Agreement") among the Company, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters listed in Schedule 1 thereto, and Barclays Capital Inc. and J.P. Morgan Securities LLC,  as Forward Sellers, and  Barclays Bank PLC and JPMorgan Chase Bank, National Association, the Forward Purchasers. The Shares will be issued in an underwritten public offering pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-266454), as filed with the Securities and Exchange Commission on August 2, 2022 (at the time it became effective, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the related prospectus dated October 25, 2022 and prospectus supplement dated October 25, 2022 (collectively, the "Prospectus").

I or attorneys under my supervision (with whom I have consulted) have examined the Registration Statement, the Prospectus and documents and records of the Company and other documents, matters of fact and questions of law that I have deemed necessary for the purposes of this opinion. In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I or others under my supervision (with whom I have consulted) have reviewed.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading "Legal Matters" in the Prospectus. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or related rules nor do I admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or related rules. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Angelica Espinosa

Angelica Espinosa